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                                                                    Exhibit 99.1

[Logo of Vencor, Inc. appears here]

CONTACT:  W. Earl Reed, III
          Executive Vice President and
          Chief Financial Officer
          (502) 596-7380

          MEDIA INQUIRIES
          Susan E. Moss
          Vice President of Corporate Communications
          (502) 596-7296

FOR IMMEDIATE RELEASE
---------------------

         VENCOR DISCUSSES EARNINGS EXPECTATIONS AND BALANCED BUDGET ACT


LOUISVILLE, Ky. (June 18, 1998) -- Vencor, Inc. (NYSE: VC) today disclosed earnings expectations for the Company based on its recently completed analysis of the Balanced Budget Act of 1997. Detailed regulations related to the new reimbursement system for nursing centers were made available by the Health Care Financing Administration on May 5, 1998.

     Vencor indicated that it anticipates diluted earnings per share for the third quarter ended September 30, 1998 to approximate $0.12 to $0.15 per share, while fourth quarter results are expected to improve to $0.17 to $0.20. In addition, the Company also indicated that earnings targets for 1999 could range between $0.75 and $0.80 per share. Vencor stated that a number of cost reductions are being implemented throughout the Company in anticipation of the new prospective payment system ("PPS") which will go into effect on July 1, 1998. These cost reductions include a reduction in the work force, primarily in the number of certified therapists and are expected to save more than $100 million annually. In addition, the Company announced that it has delayed indefinitely the construction of its previously planned corporate headquarters building.

     "We are on the verge of the most significant change in the Medicare reimbursement system since the inception of the Company in 1985," Chairman and Chief Executive Officer W. Bruce Lunsford announced. "An entirely new way of thinking is needed in the long-term care industry. Vencor is reinventing itself in order to lead the way."

     Lunsford went on to say, "We are improving the operating efficiencies of our three core businesses - nursing centers, hospitals and ancillary services and will continue to improve the quality of our patient care. The initial phase of the restructuring plan has already been successfully implemented. The role of certified therapists has been re-evaluated and the mix of employees in Vencor facilities is being changed to reduce costs and maximize efficiency. We intend to continue to reduce debt by selling non-strategic assets, including the previously

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announced sale of 90% of our stake in Atria Communities, Inc. and by eliminating acquisition activities for the next 12 to 18 months."

     In conjunction with its announcement, Vencor also indicated that earnings for the second quarter ended June 30, 1998 would range from $0.03 to $0.05 per share on a pro forma basis before one-time charges. Second quarter results are being negatively affected by the transition to PPS, reimbursement issues associated with the recently completed spin-off and a decline in nursing center census. The Company also expects to record one-time charges for costs related to the Company's recently completed spin-off from Ventas (NYSE:VTR) and losses associated with the previously announced sales of its home health and hospice operations which are expected to reduce second quarter net income by approximately $120 million.

     Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 45 states.

     The above statements include a number of forward-looking statements,
particularly with respect to future financial results.   All statements
regarding the Company's future financial results and plans and objectives of management are forward-looking statements. These statements are based on management's best assessment of current business conditions and action plans that they believe are necessary for the Company to respond to changes in the healthcare industry, including the implementation of the new Medicare prospective payment system. However, actual results could differ materially from projections contained in these forward-looking statements. The Company cautions investors that any forward-looking statements are not guarantees of future performance. Numerous factors exist which, in some cases have affected, and in the future could cause results to differ materially from these expectations. These statements involve risks and uncertainties concerning the Company's business strategy addressing healthcare regulatory changes, its recent reorganization and increased debt structure and other factors detailed in the Company's Form 10 and in the Company's other filings with the Securities and Exchange Commission.

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